    As Filed with the Securities and Exchange Commission on February 4, 1998
                                                           Registration No. 333-
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                EATON CORPORATION
               (Exact name of issuer as specified in its charter)

                Ohio                            34-0196300
       -------------------------    ----------------------------------
        (State of Incorporation)     (IRS Employer Identification No.)

                       Eaton Center, Cleveland, Ohio 44114
                    (Address of principal executive offices)


          EATON LIMITED U.K. SAVINGS-RELATED SHARE OPTION SCHEME [1991]
                            (Full title of the plan)


                            E. R. Franklin, Secretary
                       Eaton Center, Cleveland, Ohio 44114
                     (Name and address of agent for service)

                     Telephone number, including area code,
                      of agent for service: (216) 523-4103


                         CALCULATION OF REGISTRATION FEE

===========================================================================================================
                                                       Proposed             Proposed
  Title of                                             Maximum              Maximum
  Securities                      Amount               Offering             Aggregate          Amount of
  to be                           to be                Price                Offering          Registration
  Registered                      Registered           Per Share(1)         Price(1)              Fee(1)
-----------------------------------------------------------------------------------------------------------

  Common Shares
  with a par value                 125,000             $88.375            $11,047,500          $3,347.54
  of $.50 each
===========================================================================================================



(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457, based on the average of the high and low prices reported for Eaton Common Shares on the New York Stock Exchange, on January 28, 1998.



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


                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

         The following documents filed by Eaton Corporation (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

(a)      The Company's annual report on Form 10-K for the year ended December
         31, 1996.

(b) The Company's quarterly reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997.

(c)      Current Report on Form 8-K dated February 3, 1998.

(d) The description of the Common Shares, with a par value of $.50 each, of the Company ("Eaton Common Shares")set forth in the Company's Registration Statement under the Securities Exchange Act of 1934, as amended to date, filed with the Commission pursuant to Section 12(b) of the Act, and the description of the associated Rights contained in the Company's Registration Statement on Form 8-A filed on July 5, 1995 registering such Rights under Section 12(b) of the Act.

         All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such reports and documents.

Item 4.  Description of Securities.

                  The Eaton Common Shares are registered under Section 12(b) of the Securities Exchange Act of 1934 and, accordingly, no description is provided hereunder.


Item 5.  Interests of Named Experts and Counsel.

                   G. L. Gherlein, who has passed on the legality of the Eaton Common Shares covered by this Registration Statement, is Executive Vice President and General Counsel of the Company.


Item 6.  Indemnification of Directors and Officers.

         Paragraph (E) of Section 1701.13 of the Ohio Revised Code grants each corporation organized under the laws of the State of Ohio, such as Eaton, power to indemnify its directors, officers and other specified persons. Provisions relating to indemnification of directors and officers of Eaton and other specified persons have been adopted pursuant to the Ohio law and are contained in Article IV, Section 2 of Eaton's Amended Regulations. Under the Amended Regulations, Eaton shall indemnify any director, officer or other specified person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him by reason of the fact that he is or was such director, officer or other specified person, to the full extent permitted by applicable law. The



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


foregoing statement is subject to, and only part of, the detailed provisions of the Ohio Revised Code and Eaton's Amended Regulations referred to herein.

         The Company has entered into Indemnification Agreements with all of its officers and directors. The Agreements provide that the Company shall indemnify such directors or officers to the full extent permitted by law against expenses actually and reasonably incurred by them in connection with any claim filed against them by reason of anything done or not done by them in such capacity. The Agreements also require the Company to maintain director and officer insurance which is no less favorable to the director and officer than the insurance in effect on the date of the Agreements, and to establish and maintain an escrow account of up to $10 million to fund the Company's obligations under the Agreements, except that the Company is required to fund the escrow only upon the occurrence of a change of control of the Company, as defined under the Agreements.

         Eaton also maintains insurance coverage for the benefit of directors and officers with respect to many types of claims that may be made against them, some of which claims may be in addition to those described in Section 2 of
Article IV of the Amended Regulations.


Item 7.  Exemption from Registration Claimed.

                  Not applicable.


Item 8.  Exhibits

                  See Exhibit Index at page 7.


Item 9.  Undertakings

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i)               To include any prospectus required by
                                    section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                               *  *  *  *  *  *


      (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



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



                                   SIGNATURES


         THE REGISTRANT -- Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on the 4th day of February, 1998.

                                          EATON CORPORATION



                                          By  /s/ G. L. Gherlein
                                             -------------------------------
                                             G. L. Gherlein
                                             Executive Vice President
                                             and General Counsel


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

            Name                                   Title
            ----                                   -----


          *                             Chairman and Chief Executive
------------------------                Officer; Principal Executive
  Stephen R. Hardis                     Officer; Director

          *                             President and Chief Operating
------------------------                Officer; Director
   Alexander M. Cutler

          *                             Executive Vice President--Chief
------------------------                Financial and Planning Officer;
   Adrian T. Dillon                     Principal Financial Officer

          *                             Vice President and Controller;
------------------------                Principal Accounting Officer
   Billie K. Rawot

          *                             Director
------------------------
   Neil A. Armstrong

          *                             Director
------------------------
   Phyllis B. Davis

          *                             Director
------------------------
   Ernie Green

          *                             Director
------------------------
   Ned C. Lautenbach

          *                             Director
------------------------
   John R. Miller

          *                             Director
------------------------
   Furman C. Moseley



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



          *                             Director
------------------------
   Victor A. Pelson

          *                             Director
------------------------
   A. William Reynolds

          *                             Director
------------------------
   Gary L. Tooker




*By        /s/ JANE W. GRISWOLD                             February 4, 1998
    -----------------------------------
     Jane W. Griswold, Attorney-in-Fact
     for the Officers and Directors
     signing in the capacities indicated.



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


                                  EXHIBIT INDEX

Exhibit
Number
------

   4(a) Amended Articles of Incorporation of Eaton Corporation, filed as Exhibit 3(i) to Form 8-K dated May 19, 1994 and incorporated herein by reference.

   4(b) Amended Regulations of Eaton Corporation, filed as Exhibit 3 to Form 10-K for the year ended December 31, 1994 and incorporated herein by reference.

   4(c) Rights Agreement dated as of June 28, 1995, between Eaton Corporation and Society National Bank, as Rights Agent, filed as Exhibit 1 to Form 8-A filed on July 5, 1995, and incorporated herein by reference.

   4(d) Instruments defining rights of security holders, including indentures. Pursuant to Item 601(b)(4) of Regulation S-K, the Company agrees to furnish to the Commission, upon request, a copy of the instruments defining the rights of holders of long-term debt of the Company and its subsidiaries.

   5 Opinion of G. L. Gherlein, Executive Vice President and General Counsel, as to the legality of the Eaton Common Shares registered.

  23(a)             Consent of Ernst & Young LLP, Independent Auditors.

  23(b) Consent of G. L. Gherlein, Executive Vice President and General Counsel, contained in his opinion filed as Exhibit 5 to this Registration Statement.

  24                Power of Attorney.




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